UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

 TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2007

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

TEXAS	0-22923	74-2763837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

In connection with the exercise of the Class D Warrants (the "Class D Warrants") dated March 20, 2007 issued by International Isotopes Inc. (the "Company"), effective as of December 21, 2007, the Company entered into a letter agreement with certain of the holders of the Class D Warrants that amended the Class D Warrants.  Pursuant to the letter agreement, each warrant holder acknowledged that it agreed to exercise its Class D Warrant pursuant to the terms contained therein.  Additionally, the Company and each Class D Warrant holder waived the following limitations contained in Section 11(a) of each of the Class D Warrants: (1) that the number of shares of the Company's common stock that may be acquired upon exercise of a holder's Class D Warrant shall be limited such that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and certain other persons, does not exceed 4.999% of the Company’s issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise); and (2) that any such waiver by the holder will not be effective until the 61st day after notice is delivered to the Company.  The amendment did not alter the limitation contained in Section 11(a) of each of the Class D Warrants that the number of shares of the Company's common stock that may be acquired upon exercise of a holder's Class D Warrant shall be limited such that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and certain other persons, does not exceed 9.999% of the Company’s issued and outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes, Inc.

Date: December 31, 2007	By:/s/ Steve T. Laflin Steve T. Laflin President and Chief Executive Officer